JAVELIN MORTGAGE INVESTMENT CORP. ANNOUNCES
MONTHLY DIVIDEND RATE FOR Q1 2015

VERO BEACH, Fla. – December 22, 2014 – JAVELIN Mortgage Investment Corp. (NYSE: JMI) (“JAVELIN” or the “Company”) today announced the Q1 2015 expected monthly cash dividend rate for the Company’s Common Stock.

Q1 2015 Common Stock Dividend Information

Month	Dividend	Holder of Record Date	Payment Date
January 2015	$0.12	January 15, 2015	January 27, 2015
February 2015	$0.12	February 13, 2015	February 27, 2015
March 2015	$0.12	March 13, 2015	March 27, 2015

Certain Tax Matters

JAVELIN has elected to be taxed as a real estate investment trust (“REIT”) for U.S. Federal income tax purposes. In order to maintain this tax status, JAVELIN is required to timely distribute substantially all of its ordinary REIT taxable income. Accordingly, JAVELIN may increase the amount of one or more announced dividends before the applicable record date or may declare supplemental dividends, if necessary, to meet this tax requirement. Dividends paid in excess of REIT taxable income for a fiscal year (including any taxable income carried forward from the previous year) will generally not be taxable to stockholders.

About JAVELIN Mortgage Investment Corp.

JAVELIN is a Maryland corporation that invests primarily in fixed rate, adjustable rate and hybrid adjustable rate Agency residential mortgage-backed securities (“RMBS”) and non-Agency RMBS. JAVELIN is externally managed and advised by ARMOUR Capital Management LP, an investment advisor registered with the Securities and Exchange Commission (“SEC”), which changed its name from ARMOUR Residential Management LLC and converted from a Delaware limited liability company to a Delaware limited partnership on December 19, 2014.

Safe Harbor

This press release includes “forward-looking statements” within the meaning of the safe harbor provisions of the United States Private Securities Litigation Reform Act of 1995. Actual results may differ from expectations, estimates and projections and, consequently, you should not rely on these forward-looking statements as predictions of future events. Words such as “expect,” “estimate,” “project,” “budget,” “forecast,” “anticipate,” “intend,” “plan,” “may,” “will,” “could,” “should,”

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JAVELIN Mortgage Investment Corp. Announces Monthly Dividend Rate for Q1 2015

December 22, 2014

“believes,” “predicts,” “potential,” “continue,” and similar expressions are intended to identify such forward-looking statements. These forward-looking statements involve significant risks and uncertainties that could cause the actual results to differ materially from the expected results. The Company disclaims any obligation to release publicly any updates or revisions to any forward-looking statement to reflect any change in its expectations or any change in events, conditions or circumstances on which any such statement is based, except as required by law.

Additional Information and Where to Find It

Investors, security holders and other interested persons may find additional information regarding the Company at the SEC's Internet site at http://www.sec.gov/, or the Company website http://www.javelinreit.com, or by directing requests to: JAVELIN Mortgage Investment Corp., 3001 Ocean Drive, Suite 201, Vero Beach, Florida 32963, Attention: Investor Relations.

Investor Contact:

James R. Mountain
Chief Financial Officer
JAVELIN Mortgage Investment Corp.
(772) 617-4340

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